CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside Securities due 2009	$10,500,000	$322.35

October 2007	Pricing Supplement No. 383
Registration Statement No. 333-131266
Dated October 24, 2007
Filed pursuant to Rule 424(b)(2)

Structured Investments
Opportunities in Equities

PLUS based on the Barron’s 400SM Index due January 20, 2009
Performance Leveraged Upside SecuritiesSM
The PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive for each stated principal amount of PLUS that you hold an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index on the index valuation date.
FINAL TERMS
Issuer:		Morgan Stanley
Maturity date:		January 20, 2009
Underlying index:		Barron’s 400SM Index
Aggregate principal amount:		$10,500,000
Payment at maturity:
If final index value is greater than initial index value,
$10 + ($10 x 200% x index percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x (final index value / initial index value)
This amount will be less than or equal to the stated principal amount of $10.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		333.94, the index closing value of the Barron’s 400 Index on the pricing date
Final index value:		The index closing value of the Barron’s 400 Index on the index valuation date, January 15, 2009, subject to adjustment for certain market disruption events
Leverage factor:		200%
Maximum payment at maturity:		$11.85 (118.5% of the stated principal amount)
Stated principal amount:		$10
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		October 24, 2007
Original issue date:		October 31, 2007 (5 business days after the pricing date)
CUSIP:		617475223
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per PLUS	$10.00	$0.15	$9.85
	Total	$10,500,000	$157,500	$10,342,500

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see “Syndicate Information” on page 4 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

PLUS Based on the
Barron’s 400SM Index

Fact Sheet

The PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the Barron’s 400 Index at maturity.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date(settlement date):	Maturity date:
October 24, 2007	October 31, 2007 (5 business days after the pricing date)	January 20, 2009, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Underlying index:	Barron’s 400 Index (the “Index”)
Underlying index publisher:	Dow Jones & Company, Inc. (“Dow Jones”)
Issue price:	$10 per PLUS (see “Syndicate Information” on page 4).
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x 200% x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	333.94, the index closing value of the Index on the pricing date
Final index value:	The index closing value of the Index on the index valuation date as published under the Bloomberg ticker symbol “B400” or any successor symbol.
Index valuation date:	January 15, 2009, subject to adjustment for certain market disruption events
Index performance factor:	(final index value / initial index value)
Maximum payment at maturity:	$11.85 (118.5% of the stated principal amount)
Postponement of maturity date:
If the scheduled index valuation date is not an index business day or if a market disruption event occurs on that day so that the index valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled index business day following that index valuation date as postponed.

Discontinuance of the Barron’s 400 Index; alteration of method of calculation
The following provision replaces “Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the prospectus supplement for PLUS in its entirety.
If Dow Jones discontinues publication of the Barron’s 400 Index prior to, and such discontinuance is continuing on the index valuation date or the date of acceleration, then the calculation agent will determine the index closing value for such index valuation date or date of acceleration.  The index closing value will be computed by the calculation agent in accordance with the formula for and method of calculating the Barron’s 400 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such index valuation date or date of acceleration of each of the 400 securities constituting the Barron’s 400 Index at the time of such discontinuance without any rebalancing or substitution of any kind.  In the event the publication

October 2007	Page 2

PLUS Based on the
Barron’s 400SM Index

of the Barron’s 400 Index is discontinued, the calculation agent will not assume the role of performing any of the rebalancing or selection processes associated with the Barron’s 400 Index.  Discontinuance of the publication of the Barron’s 400 Index may adversely affect the value of the PLUS.

If at any time the method of calculating the Barron’s 400 Index, or the value thereof, is changed in a material respect, or if the Barron’s 400 Index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of the Barron’s 400 Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the Barron’s 400 Index as if such changes or modifications had not been made, and the calculation agent will calculate the final index value with reference to the Barron’s 400 Index, as adjusted.  Accordingly, if the method of calculating the Barron’s 400 Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust the Barron’s 400 Index in order to arrive at a value of the Barron’s 400 Index as if it had not been modified (e.g., as if such split had not occurred).

Risk factors:	Please see “Risk Factors” on page 7.

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617475223
Minimum ticketing size:	100 PLUS
Tax considerations:
Although the issuer believes the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the  PLUS.

Assuming this characterization of the PLUS is respected, the following U.S. federal income tax consequences should result:

•  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
•  Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the  PLUS for more than one year.

Please read the discussion under “Risk Factors―Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the prospectus supplement for PLUS concerning the U.S. federal income tax consequences of investing in the PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on equity indices and the component securities of the Barron’s 400 Index. Such purchase activity could have increased the value of the Barron’s 400 Index, and therefore the value at which the Barron’s 400 Index must close on the index valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

October 2007	Page 3

PLUS Based on the
Barron’s 400SM Index

Syndicate Information
Issue Price of the PLUS	Selling Concession	Principal Amount of PLUS for any single investor
$10.0000	$0.150	<$999K
$9.9750	$0.125	$1MM-$2.99MM
$9.9625	$0.1125	$3MM-$4.99MM
$9.9500	$0.100	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering.

October 2007	Page 4

PLUS Based on the
Barron’s 400SM Index

How PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10
Leverage factor:	200%
Maximum payment at maturity:	$11.85 (118.5%) of the stated principal amount)

PLUS Payoff Diagram

How it works

¡
If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 200% of the appreciation of the Barron’s 400 Index over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 109.25% of the initial index value.

–	If the Barron’s 400 Index appreciates 5%, the investor would receive a 10% return, or $11.00.
–	If the Barron’s 400 Index appreciates 25%, the investor would receive the maximum payment at maturity of 118.5% of the stated principal amount, or $11.85.
¡
If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the Barron’s 400 Index.

–	If the Barron’s 400 Index depreciates 10%, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

October 2007	Page 5

PLUS Based on the
Barron’s 400SM Index

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the value of the Barron’s 400 Index, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $10 stated principal amount of PLUS that they hold a payment at maturity equal to:

$10    +    leveraged upside payment,

subject to a maximum payment at maturity of $11.85, or 118.5% of the stated principal amount of $10 for each PLUS,

where,

leveraged upside payment   =   ($10    ×    200%    ×    index percent increase)

and

index percent increase	=	final index value − initial index value
initial index value

If the final index value is less than or equal to the initial index value, investors will receive for each $10 stated principal amount of PLUS that they hold a payment at maturity equal to:

$10    ×    index performance factor

where,

index performance factor	=	final index value
initial index value

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

October 2007	Page 6

PLUS Based on the
Barron’s 400SM Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-12 of the prospectus supplement for PLUS.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

¡
PLUS do not pay interest nor guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the Barron’s 400 Index.

¡
Appreciation potential is limited.  The appreciation potential of PLUS is limited by the maximum payment at maturity of $11.85, or 118.5% of the stated principal amount.  Although the leverage factor provides 200% exposure to any increase in the value of the Barron’s 400 Index at maturity, because the payment at maturity will be limited to 118.5% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value exceeds 109.25% of the initial index value.

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the Barron’s 400 Index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

¡
Not equivalent to investing in the Barron’s 400 Index.  Investing in the PLUS is not equivalent to investing in the Barron’s 400 Index or its component stocks.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Barron’s 400 Index.

¡
Adjustments to the Barron’s 400 Index could adversely affect the value of the PLUS.  Dow Jones is solely responsible for calculating and maintaining the Barron’s 400 Index.  Dow Jones may add, delete or substitute the component stocks of the DJW 5000 and, consequently, of the Barron’s 400 Index or make other methodological changes in the DJW 5000 that could directly or indirectly affect the value of the Barron’s 400 Index.  Any of these actions could adversely affect the value of the PLUS.

¡
Discontinuance of the Barron’s 400 Index could adversely affect the return on the PLUS.  If Dow Jones discontinues publication of the Barron’s 400 Index, the calculation agent will determine the index closing value of the Barron’s 400 Index in accordance with the formula for and method of calculating the Barron’s 400 Index last in effect prior to such discontinuance, using the closing prices of each of the 400 securities constituting the Barron’s 400 Index at the time of such discontinuance without any rebalancing or substitution of any kind.  The calculation agent will not assume the role of performing any of the rebalancing or selection processes associated with the Barron’s 400 Index in the event the publication of the Barron’s 400 Index is discontinued.  The final index value will therefore be determined by reference to the 400 stocks which constituted the Barron’s 400 Index at the time of discontinuance, the composition of which would have changed, possibly significantly, during the remaining term of the PLUS due to the semiannual rebalancing which would have applied to the Barron’s 400 Index had it not been discontinued.  The turnover rate of the component stocks of the Barron’s 400 Index has averaged about 40% since the beginning of the back-testing period on December 31, 1997, which means that an average of 160 stocks are eliminated and another 160 are added every six months.  Accordingly, the final index value calculated by the calculation agent in the event of the discontinuance of the Barron’s 400 Index would likely be

October 2007	Page 7

PLUS Based on the
Barron’s 400SM Index

significantly different from the final index value that would have been published if the Barron’s 400 Index had continued to exist.  Your return on the PLUS in the event of the discontinuance of the Barron’s 400 Index may be significantly less than the return you would have earned if the Barron’s 400 Index had continued to be calculated.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet―General Information―Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the prospectus supplement for PLUS.

Other Risk Factors

¡
Secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.  Because it is not possible to predict whether the market for the PLUS will be liquid or illiquid, you should be willing to hold your PLUS to maturity.

¡
Potential adverse economic interest of the calculation agent.  The hedging or trading activities of our affiliates on or prior to the pricing date and prior to the maturity date, including on the index valuation date, could have adversely affected the value of the Barron’s 400 Index and therefore, could have decreased the amount you may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and, therefore, could have increased the value at which the Barron’s 400 Index must close on the index valuation date before you receive a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the index valuation date, could potentially affect the value of the Barron’s 400 Index on the index valuation date and, accordingly, the amount of cash you will receive at maturity.

October 2007	Page 8

PLUS Based on the
Barron’s 400SM Index

Information about the Barron’s 400SM Index and the Dow Jones Wilshire 5000 Composite IndexSM

The Barron’s 400 Index.  The Barron’s 400 Index measures the performance of a diversified group of U.S. companies that are selected based on fundamentals-related, rules-based criteria every six months from the DJW 5000.  The Barron’s 400 Index is an equally-weighted index of 400 companies from the DJW 5000 that have scored the highest based on the fundamentals-based rankings of MarketGrader.com based on its proprietary methodology and that then pass additional rules-based screening criteria designed and implemented by Dow Jones, the publisher of the Barron’s 400 Index.  The quantitative model is intended to identify companies that combine fundamental strength in growth, value, profitability and cash flow using the pre-defined set of financial criteria.  See “Annex A—The Barron’s 400 Index.”

The Dow Jones Wilshire 5000 Composite Index.  The DJW 5000 is intended to represent all U.S. equity issues with readily available prices.  The number of components in the DJW 5000 varies according to the number of U.S. equity issues with readily available prices.  To be eligible for inclusion, an issue must be (1) a company’s primary equity issue; (2) a security of a U.S. company; and (3) a security that has its primary market listing in the United States.  See “Annex A—The Dow Jones Wilshire 5000 Composite Index.”

License Agreement Between Dow Jones & Company, Inc. and Morgan Stanley  The Barron's 400 Index is proprietary to Dow Jones & Company, Inc. "Dow Jones" is a service mark of Dow Jones & Company, Inc. "Barron's" and "Barron's 400" are service marks of Dow Jones L.P.  The Dow Jones Wilshire 5000 IndexSM is calculated and distributed by Dow Jones Indexes pursuant to an agreement between Dow Jones & Company, Inc. and Wilshire Associated Incorporated.  The service marks have been licensed for use by Morgan Stanley. See “Annex A—License Agreement Between Dow Jones & Company, Inc. and Morgan Stanley”

Historical Information

The following table sets forth the historical and indicative high, low and end-of-quarter closing values of the Barron’s 400 Index for the period from January 1, 2002 through October 24, 2007.  The closing value of the Barron’s 400 Index on October 24, 2007 was 333.94.  Because Dow Jones began publication of the Barron’s 400 Index on August 29, 2007, the closing values of the Barron’s 400 Index set forth below prior to August 29, 2007 are based on back-testing (i.e., the calculations of how the Barron’s 400 Index would have performed in the past had it existed).  We obtained the information in the table below from Bloomberg Financial Markets without independent verification.

Barron’s 400 Index	High	Low	Period End
2002
First Quarter	163.69	146.79	163.69
Second Quarter	169.25	152.05	155.06
Third Quarter	151.24	123.70	132.20
Fourth Quarter	143.50	121.51	137.53
2003
First Quarter	142.91	124.85	134.47
Second Quarter	169.23	135.32	166.17
Third Quarter	184.03	166.54	175.82
Fourth Quarter	199.25	179.51	197.75
2004
First Quarter	211.25	197.56	209.75
Second Quarter	214.66	196.16	213.72
Third Quarter	212.50	192.36	211.45
Fourth Quarter	243.01	208.81	242.42

October 2007	Page 9

PLUS Based on the
Barron’s 400SM Index

Barron’s 400 Index	High	Low	Period End
2005
First Quarter	247.18	227.75	235.24
Second Quarter	246.22	220.74	243.92
Third Quarter	262.57	245.69	262.57
Fourth Quarter	275.61	244.07	269.06
2006
First Quarter	295.31	269.06	294.77
Second Quarter	306.43	260.85	283.65
Third Quarter	286.12	261.33	279.28
Fourth Quarter	307.53	273.81	300.23
2007
First Quarter	316.55	293.87	312.36
Second Quarter	346.23	313.80	338.31
Third Quarter	350.95	303.24	333.26
Fourth Quarter (through October 24, 2007)	347.09	330.39	333.94

The following graph illustrates the trends of the indicative and historical closing values of the Barron’s 400 Index from January 1, 2002 to October 24, 2007.  The indicative historical closing values of the Barron’s 400 Index prior to August 29, 2007 are based on back-testing as described above.

Barron’s 400 Index From January 1, 2002 to October 24, 2007

October 2007	Page 10

PLUS Based on the
Barron’s 400SM Index

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by an amendment No. 1 to prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006:
http://www.sec.gov/Archives/edgar/data/895421/000095010306002844/dp04048_424b2.htm

Prospectus dated January 25, 2006:
http://www.sec.gov/Archives/edgar/data/895421/000095010306000145/jan2506_424b2.txt

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

October 2007	Page 11

PLUS Based on the
Barron’s 400SM Index

Annex A

The Barron’s 400SM Index

The Barron’s 400 Index (the “Index”) is an index calculated by Dow Jones & Company, Inc. (“Dow Jones”).  The Index measures the performance of a diversified group of U.S. companies that are selected based on fundamentals-related, rules-based criteria every six months from the Dow Jones Wilshire 5000 Composite Index (the “DJW 5000”).  The Index is an equally-weighted index of 400 companies from the DJW 5000 that have scored the highest based on the fundamentals-based rankings of MarketGrader.com based on its proprietary methodology and that then pass additional rules-based screening criteria designed and implemented by Dow Jones.  The following diagram illustrates the Index selection process:

The DJW 5000, from which stocks included in the Index are selected, is intended to represent all U.S.-headquartered equity securities that have readily available prices.  For more information regarding the methodology for determining inclusion in the DJW 5000, please see “Annex A—The Dow Jones Wilshire 5000 Composite Index—Selection of Components“ below.

The Index was first published on August 29, 2007.  Indicative daily historical closing prices based on back-testing (i.e., the calculations of how the Index would have performed in the past had it existed) are available from December 31, 1997, the date at which the base value of the Index was set at 100.  The Index is rebalanced semiannually, on the third Friday of March and September, based upon changes in the MarketGrader scores of the components of the DJW 5000.  Both the Index and the DJW 5000 are calculated and published daily by Dow Jones.  The Index is published in Barron’s magazine and daily at www.barrons400.com.

October 2007	Page 12

PLUS Based on the
Barron’s 400SM Index

Index Selection
MarketGrader Scores Based Upon Fundamental Strength in Growth, Value, Profitability and Cash Flow

The stocks contained in the Index are the stocks in the DJW 5000 that have reported quarterly or annual results within the six months leading up to each index reset date that have received the highest MarketGrader scores and have survived a rules-based screening by Dow Jones.  The MarketGrader score assigned to each stock is a numerical value from zero to 100.  This point system is based on a collection of fundamental indicators, which are divided into the following four categories: Growth, Value, Profitability and Cash Flow.  Each category is assigned a letter score ranging from A+ to F based on an analysis of six fundamental indicators which vary depending on the type of company being analyzed.  Therefore the final score for each stock is based on twenty-four fundamental indicators.  MarketGrader does not disclose the weighting given to each indicator in determining the final score, as the respective weight given to each indicator is a proprietary aspect of its research system.  Although the indicators vary based on company type, the following indicators are generally used by MarketGrader:

¡ Growth:	o Long term market growth;
o Short term market growth;
o Growth potential;
o Relative price strength;
o Earnings momentum; and
o Earnings surprise.
¡ Value:	o Capital structure;
o Price/earnings analysis;
o Price/book ratio;
o Price/cash flow ratio;
o Price/sales ratio; and
o Market value.
¡ Profitability:	o Asset utilization;
o Capital utilization;
o Operating margins;
o Relative margins;
o Return on equity; and
o Quality of revenues.
¡ Cash Flow:	o Cash flow growth;
o Earnings before interest, taxes, depreciation and amortization (EBITDA) margin;
o Debt/cash flow ratio;
o Interest coverage capacity;
o Economic value; and
o Retention rate.

After scores have been assigned to the components in the DJW 5000, the companies are ranked for possible inclusion in the Index.

October 2007	Page 13

PLUS Based on the
Barron’s 400SM Index

Rules-Based Screening of the Companies in the Dow Jones Wilshire 5000 Composite IndexSM

After the companies in the DJW 5000 have been ranked by MarketGrader score, a series of rules are applied to determine the 400 companies that will be included in the Index.  The following rules are applied:

¡	Diversification: The number of companies from a single Industry Classification Benchmark cannot exceed 80 (20%) of the 400 total companies in the Index.

¡	Liquidity: No company with a three-month average daily trading dollar value of less than $2 million is eligible for inclusion in the Index.

¡
Market Capitalization:  No company with a float-adjusted market capitalization of less than $250 million is eligible for inclusion in the Index.  Additionally, at least 100 companies (25%) must have a total market capitalization of at least $3 billion.

¡	No REITS: No Real Estate Investment Trusts are eligible for inclusion in the Index.

The 400 companies with the highest scores remaining after the application of these screens are included in the Index.

Maintenance and Calculation of the Barron’s 400SM Index

The Index is rebalanced semiannually.  The entire process is repeated on the third Friday of March and September and the Index is revised and re-weighted equally based on the new rankings.

The Index is price weighted and not market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding.

The Index is calculated and published daily by Dow Jones.  The Index is reviewed on an ongoing basis to account for corporate actions such as mergers or delistings.

The Dow Jones Wilshire 5000 Composite IndexSM

The DJW 5000 is an equity index calculated, published and disseminated daily by Dow Jones, through numerous data vendors, on www.djindexes.com and in real time on Bloomberg Financial Markets and Reuters Limited.

The DJW 5000 is intended to represent all U.S. equity issues with readily available prices.  The number of components in the DJW 5000 varies according to the number of U.S. equity issues with readily available prices.

Selection of Components.  The selection of the components for the Dow Jones Wilshire 5000 Composite Index is based on the following guidelines:

To be included in the DJW 5000, an issue must be all of the following:

¡	A company’s primary equity issue.

¡	A security of a U.S. company.

¡	A security that has its primary market listing in the United States.

Bulletin-board issues are not added to the DJW 5000 because they generally do not have readily available prices.  Dow Jones determines the component companies’ primary issues for index valuation based on the following criteria:  Market capitalization, trading volume, institutional holdings and conversion rules (for companies with multiple share classes).

October 2007	Page 14

PLUS Based on the
Barron’s 400SM Index

License Agreement between Dow Jones & Company, Inc. and Morgan Stanley

Dow Jones and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Barron’s 400 Index, which is owned and published by Dow Jones, in connection with securities, including the PLUS.

The license agreement between Dow Jones and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly. Dow Jones’ only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Barron’s 400 Index which is determined, composed and calculated by Dow Jones without regard to Morgan Stanley or the PLUS. Dow Jones has no obligation to take the needs of Morgan Stanley or the owners of the PLUS into consideration in determining, composing or calculating the Barron’s 400 Index. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE BARRON’S 400 INDEX OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BARRON’S 400 INDEX OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BARRON’S 400 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND MORGAN STANLEY.

The Barron's 400 Index is proprietary to Dow Jones & Company, Inc. "Dow Jones" is a service mark of Dow Jones & Company, Inc. "Barron's" and "Barron's 400" are service marks of Dow Jones L.P.  The Dow Jones Wilshire 5000 IndexSM is calculated and distributed by Dow Jones Indexes pursuant to an agreement between Dow Jones & Company, Inc. and Wilshire Associated Incorporated.  The service marks have been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the PLUS.

October 2007	Page 15